Exhibit 5.1

                      HOLLAND & KNIGHT LLP
                 2099 Pennsylvania Avenue, N.W.
                     Washington, D.C. 20006

June 16, 2006

Board of Directors
Analex Corporation
2677 Prosperity Avenue, Suite 400
Fairfax, VA 22031

Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on a Form S-8 (the "Registration Statement") relating to Analex Corporation 2006 Long-Term Incentive Plan (the "Plan"). The Registration Statement covers an aggregate of up to 3,000,000 shares of Analex Corporation Common Stock, $.02 par value per share (the "Shares"), which have been, with the approval of the stockholders of Analex Corporation, reserved for issuance under the Plan.
     We are of the opinion that the Shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.
     We also consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                        Very truly yours,

                                        /s/ HOLLAND & KNIGHT LLP


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